PERSONAL & CONFIDENTIAL

July 20, 2006

Matthew A. Ouimet
PO Box 3232
Anaheim, California 92803

Dear Matt,

I am delighted to confirm our invitation for you to join Starwood Hotels & Resorts Worldwide, Inc. We recognize that a successful company is the reflection of a talented workforce and high performing organization and we look forward to your leadership at Starwood. The Board and I have great confidence that you are more than up to the challenge of leading the Starwood Hotel Group despite the size and complexity of the task at hand. Personally, I look forward to a strong and enjoyable business partnership. I firmly believe that you have the professional experience, leadership and values to help realize the enormous potential inherent in Starwood’s brands, people and competitive position.

Please review the attached documents specifically outlining our offer of employment to and let me know if you have any questions concerning the terms. We are all enormously enthusiastic about you joining the company’s senior leadership team.

Matt, I hope you are as excited as we all are about joining Starwood. Please acknowledge your acceptance of this offer by signing and returning all of the attached documents to me.

Sincerely,

Steven J. Heyer

REVISED

July 20, 2006

Matthew A. Ouimet
PO Box 3232
Anaheim, California 92803

Dear Matt,

The specifics of your offer of employment with Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) are outlined below:

Start Date:
Subject to the terms of this letter, your employment with Starwood will begin on or about August 1, 2006 (the “Effective Date”)

Position:
Your position will be President, Hotel Group, based in White Plains, NY, and you shall perform such duties and services as are assigned to you by the Company as requested. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as President, Hotel Group. You will report to the Chief Executive Officer of the Company and be a core member of the senior leadership team of the Company which also includes the President, Global Development, Executive Vice President & Chief Marketing Officer, Executive Vice President & Chief Financial Officer and Chief Administrative Officer & General Counsel. Our regional division presidents (North America, EMEA, AP and LAD) will report directly to you.

Base Salary:
Your base salary will be $700,000 annually, paid in semi-monthly intervals of $29,166.66 and subject to applicable withholdings for FICA, state and federal taxes. The Starwood salary program provides performance-based salary reviews for future salary progression.

Annual Incentive (Bonus):
You will be eligible to participate in the Starwood Annual Incentive Plan (AIP) or, at the election of the board’s compensation committee, the Annual Incentive Plan for Certain Executives (AIPCE). In either case, your target incentive is 100% of base salary. Your actual incentive payout will be based upon company performance, the performance of our owned and managed hotels worldwide, and your achieving specified performance criteria to be established and approved by the Chief Executive Officer. In the event that changes are made to any of the incentive plans, the changes will apply to you as they do other employees of the Company. Please note that the AIP and AIPCE provides that a portion of your annual bonus will be deferred and payable in Starwood stock or stock units. The current deferral portion of the bonus is 25% and is payable in Starwood stock having a value on the date of deferral equal to 133% of the amount deferred.

Payment of your 2006 bonus will be delivered according to the regular annual incentive plan payout schedule and your bonus will assume you were employed with Starwood for the full year. An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonus is payable in accordance with the AIP, AIPCE and Company practices. Subject to the provisions described under “Severance” below, the Company does not pay pro-rata bonuses upon departure.

Long Term Incentive:
You will be eligible to participate in the Starwood Long Term Incentive Compensation Plan (“LTIP”). This plan currently provides for the award of stock options and/or restricted shares at the Company’s discretion to high performing executives. For calendar year 2006, on or about the starting date of your employment with Starwood, you will receive equity awards having a value of $2,500,000 (which amount will be pro rated based on the remaining number of months in the calendar year), payable 50% in restricted stock and 50% in options, with the value of options determined in accordance with the Black Scholes model (with variables determined by the Company). Options will be exercisable at Fair Market Value (as defined in the LTIP) on the date of grant For calendar year 2007, on or about the same time as annual option and restricted stock grants are made to other senior executives (currently February of each year), you will receive equity awards having a value of $2,500,000, payable in the same proportions of restricted stock and options as other senior executives of the Company with the value of options determined by the method then used by the Company for determining grants to such other senior executives. The award agreements governing the terms of your equity grants will be on the same terms and conditions as other senior executives of the Company. For subsequent years, the value of awards, if any, will be based upon your performance and the metrics used for other senior executives of the Company.

Sign-on Equity:
Effective on or about the starting date of your employment with Starwood, pursuant to the terms of the LTIP you will be granted that number of shares of restricted stock having a value equal to $705,000, based on the Fair Market Value (as defined in the LTIP) on the date of grant. The restricted shares will vest in accordance with the LTIP and will otherwise be governed by the provisions of the LTIP, provided that such shares will vest if your employment is terminated by the Company for any reason or if you terminate your employment for “good reason” (as defined below). For purposes of this paragraph only, “good reason” shall also include a material reduction below 50% of the percentage of value of equity awards granted to you under the LTIP in future years that consists of restricted stock.

Further details will be provided in the award notification to be delivered to you following the start of your employment.

Benefits:
Starwood offers “StarShare”, a comprehensive array of employee benefit programs, to provide peace of mind on various personal concerns. New employees are eligible for the StarShare health and welfare benefit programs and the 401(k) plan on the first day of the month following 90 days of employment. You and your eligible dependents will be covered by these benefits as per your coverage elections.

Information on these plans and other benefit programs such as the HOT Rates (the employee discount room rates program), short-term disability, long-term disability, employee life insurance, and vacation programs will be provided to you after you begin your employment with us.

In the event that changes are made to any of the benefit plans, the changes will apply to you as they do other employees of the Company.

COBRA Payments:
We realize that there may be a transitional benefits cost to you because of the waiting period before you become eligible for the Starwood health plans. Therefore, during your benefits waiting period, Starwood agrees to reimburse you for any COBRA payments until the date you become eligible for Starwood health benefits. Starwood will reimburse you the difference between the applicable normal contribution rate with Starwood and your COBRA amount.

Other Benefits:
While your office will be in White Plains, we realize that you currently reside in California. We understand that you plan to commute from California to White Plains until some time after the conclusion of the 2006/2007 school year. You agree to relocate to the New York/Connecticut area no later than December 31, 2007. In order to make it as convenient and un-burdensome as possible to perform your duties in White Plains and other parts of the world as your job requires until your relocation to the New York/Connecticut area, the Company will (i) reimburse up to $1,500,000 of your air travel expenses during the first twelve months of your employment which may include commercial air or chartered flights (regular commercial flights on Company business (including spousal or family travel required as part of Company business) will not be counted in determining the $1,500,000 cap) and (ii) provide you with suitable temporary housing in the New York/Connecticut area. You agree that you will use good faith efforts in planning your travel to minimize such air travel expenses consistent with your duties and responsibilities as President Hotel Group. Arrangements for non-commercial flights will be done in coordination with a company specializing in private aircraft services (such as Citation Shares or Net Jets) and will be done in a way to permit as much flexibility as is reasonably possible. The Company will indemnify you for any income tax liability for the air travel expense reimbursement, temporary housing and other relocation benefits provided pursuant to this letter and the Relocation Program discussed below.

The Company will reimburse you for up to $10,000 for review of your employment contract with us.

Relocation:
Starwood has selected Cendant Mobility Services to administer our Relocation Program. Starwood will pay the reasonable, out-of-pocket costs of relocating your family and household furnishings to New York/Connecticut and to a new location in California in accordance with the provisions of Starwood’s Relocation Program. This Program includes reimbursement of a set number of personal, spousal and family trips for house hunting purposes (additional trips may be funded in your discretion by your $1,500,000 air travel allowance). To be eligible for reimbursement of certain benefits, you are required to utilize the services of an agent in the Cendant Mobility Preferred Network on both departure and destination. You will be eligible to participate in this program until December 31, 2007.

A home buy-out option will be afforded you as you make this transition. Cendant will arrange for two appraisals of your home to be conducted as soon as practicable after your acceptance of our offer. If those appraisals are more than 5% apart, a third appraisal will be ordered. The appraisals will then be averaged and you will be offered (the “Initial Offer”) that amount for your home. Once the offer is made, you will have 60 days to (i) accept it or (ii) defer the sale of your home until any time prior to September 30, 2007 (the “Deferral Period”). At the conclusion of the Deferral Period, Cendant will again arrange for the appraisal of your home and 60 day purchase offer in accordance with the foregoing provisions. We will guarantee the purchase price of your home. You will not be required to market your home in advance of initiating this buyout option. In addition if the purchase price offered to you at the conclusion of the Deferral Period is less than the Initial Offer, the Company will reimburse you for up to $100,000 of such deficiency.

To initiate the moving process, please contact the White Plains Human Resources office. You will be assigned to a Client Services Consultant at Cendant Mobility who will provide you with relocation assistance and the names of the Preferred Network agents. In an effort to fully utilize our relocation benefit and avoid additional tax liability, we ask that you do not begin your relocation process before being contacted by your assigned Cendant Client Services Consultant. Please do not sign a Listing Agreement or begin searching for a new home until you have spoken with your Consultant. For questions regarding policy benefits or to register a real estate agent with Cendant, please call 1-800-423-8624.

In the event that you accept this offer of employment and relocation expenses are paid to you or on your behalf, you agree that if you voluntarily terminate your employment within one year after you relocate, you will repay all such relocation expenses, reduced by 1/12 for each full calendar month actually worked. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by Starwood and will be your responsibility.

Exclusive Dispute Resolution Procedure:
Any and all disputes relating to this offer letter, your employment with Starwood or the termination of that employment will be resolved solely and exclusively through binding arbitration pursuant to the employment rules of the American Arbitration Association. Accordingly, you acknowledge and agree that this offer of employment and the benefits provided herein are contingent upon your execution of the Mutual Agreement to Arbitrate provided to you herewith (Attachment A) and incorporated herein by reference.

Employment Term:
Unless sooner terminated or extended pursuant to other provisions hereof, the term of this Agreement shall commence on the Effective Date and shall end on the March 1 2010; provided that the term of this Agreement shall be extended automatically for an additional year as of the end of the initial term and each additional one year term, unless no later than six months prior to any such renewal date either the Company, or Executive gives written notice to the other that the term of this Agreement shall not be so extended.

Severance:
For the period beginning on the Effective Date and ending with the two year anniversary of the Effective Date, in the event you are teminated without cause or resign for good reason, you will be entitled to salary, target bonus and benefit coverage for the balance of the initial term of employment less seven (7) months. After the initial two year period you will revert to the severance benefits described below. In no circumstance would your severance be less than the severance described below if you are terminated without cause or resign for good reason.

In the event that Starwood terminates your employment for any reason other than “cause” or you resign for “good reason”, Starwood will pay to you (i) 12 months of your then current base salary, (ii) your target bonus for the year of termination and (iii) 50% of your target bonus for the year of termination pro rated based on the portion of the year elapsed on the date of termination, all in a lump sum less all applicable withholdings and will provide benefit coverage for a one year period from the date of termination (the “Termination Payments”). You will not be entitled to any Termination Payments if you resign your employment with the Company without good reason. As a condition for, and prior to, your entitlement to and receipt of any Termination Payments, you must enter into a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in such form that Starwood may reasonably require. In the event you allege a breach of “good reason” the company will have 30 days to cure the alleged breach.

For purposes of this letter, “cause,” shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the written policies of Starwood; (ii) any willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood; (iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other material misconduct in your employment or which could tend to bring Starwood into disrepute, could create civil or criminal liability for Starwood or could adversely affect Starwood’s business or interests. “Good reason” shall mean a significant reduction in your responsibilities or authority as President Hotel Group, a change in your reporting relationship to a person who is not the senior most executive officer of the Company or a reduction in base compensation.

Other Conditions and Obligations:
You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by the Non-compete, Non-solicitation, Confidentiality and Intellectual Property Agreement attached hereto (Attachment B) and incorporated herein by reference.

Integrated Agreement:
This offer letter represents the sole and complete understanding between you and the Company relating to your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and Starwood’s Chief Administrative Officer.

You should not resign from your current employment until you have received notification from the Company of the completion of all pre-employment investigation, testing and verification.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and Starwood and that you accept and agree to the terms as outlined.

Very truly yours,

Kenneth S. Siegel
Chief Administrative Officer

cc:	Personnel File

ACCEPTED AND AGREED TO:

	Matthew A. Ouimet	Date